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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF O'MELVENY & MYERS LLP]

June 7, 1999




The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401

          Re: 3,627,131 SHARES OF SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK AND 3,627,131 SHARES OF COMMON STOCK OF THE MACERICH COMPANY
                ---------------------------------------------------

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3, Registration No. 333-_____ (the "Registration Statement"), filed by The Macerich Company (the "Company") with the Securities and Exchange Commission in connection with the registration of 3,627,131 shares of Series A Preferred Convertible Stock, $.01 per share (the "Series A Preferred Stock"), and 3,627,131 shares of Common Stock, $.01 par value per share (the "Common Stock" and, together with the Series A Preferred Stock, the "Securities") of the Company. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Securities.

          On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, and subject to (1) the proposed additional proceedings being taken as now contemplated by us and Ballard Spahr Andrews & Ingersoll, LLP as your counsel prior to the issuance of the Common Stock; and
(2) the effectiveness of the Registration Statement under the Securities Act of 1933, as amended, it is our opinion that

          (1) The Series A Preferred Stock has been validly issued and is fully paid and nonassessable, and

          (2) When the Common Stock is issued upon conversion of the Series A Preferred Stock in accordance with the terms of the Company's charter, the common stock will be validly issued, fully paid and nonassessable.

          We have, with your approval, assumed that the certificates for the Securities will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

          The law covered by this opinion is limited to the present federal law of the United States, the present corporate law of the State of California, and the present corporate law of the State of Maryland. In rendering our opinion as to Maryland law, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, special counsel to the Company, as to such matters, with respect to such matters, this opinion is therefore subject to the qualifications set forth therein. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules or regulations or requirements of any county, municipality or special political subdivision or other local authority of any jurisdiction.

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The Macerich Company, June 7, 1999 - Page 2


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.

                                   Respectfully submitted,




                                   /s/ O'MELVENY & MYERS LLP